UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported)       November 10, 2005
DEVCON INTERNATIONAL CORP.

(Exact Name of Registrant as Specified in Its Charter)

Florida	000-07152	59-0671992

(State or Other Jurisdiction	(Commission File Number)	(IRS Employer of Incorporation) Identification No.)

1350 East Newport Center Drive, Suite 201, Deerfield Beach, Florida	33442

(Address of Principal Executive Offices)	(Zip Code)
(Registrant’s telephone number, including area code):      (954) 429-1500
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.
     On November 10, 2005, Devcon Security Holdings, Inc., a Florida corporation (“Devcon Security”), a wholly-owned subsidiary of Devcon International Corp., a Florida corporation (“Devcon”), entered into a Stock Purchase Agreement with the sellers of the issued and outstanding capital stock (the “Sellers”), and certain of Sellers’ representatives (“Sellers’ Representatives”), of Coastal Security Company, a Delaware corporation (“CSC”), pursuant to which Devcon Security agreed to purchase all of the issued and outstanding capital stock of CSC for approximately $50.4 million (the “Stock Purchase”). The parties signed and closed the Stock Purchase as of November 10, 2005. (The Sellers and Sellers’ Representatives are identified in Item 9.01 below.)
     CSC owns all the issued and outstanding capital stock of Coastal Security Systems, Inc., a Delaware corporation (“Coastal”), and Coastal owns all the issued and outstanding capital stock of Central One, Inc., a Florida corporation (“Central”, together with CSC and Coastal referred to individually as a “Company” and collectively as the “Companies”). Headquartered in Boca Raton, Florida, the Companies provide retail electronic security services to commercial and residential customers principally in South Florida and whole monitoring service to dealers throughout the United States.
     Pursuant to the Stock Purchase Agreement, Devcon Security delivered an estimated purchase price to the Sellers and Sellers’ Representatives less a portion to be placed in a closing escrow fund pursuant to the terms of an Escrow Agreement as a reserve fund against any purchase price adjustments to be completed after closing of the Stock Purchase and as security for indemnifications provided by the Sellers. A portion of the purchase price paid by Devcon Security was also applied to the Companies’ existing bank debt and accrued fees and expenses.
     In connection with the Stock Purchase Agreement, certain Sellers agreed to be bound, or continue to be bound, by non-competition provisions. In addition, Sheldon E. Katz and Michael McIntosh agreed to terminate existing employment agreements they had entered into with some of the Companies and enter into new one-year employment agreements with Devcon Security, to become officers of Devcon Security. In accordance with the Stock Purchase Agreement, the Sellers caused all members of the Board of Directors of each Company to resign as of the closing date.
     The Sellers and Devcon Security, each separately, provided certain representations and warranties, as set forth in the Stock Purchase Agreement.
     Subject to certain limitations, the Sellers have indemnified Devcon Security for certain liabilities, including without limitation tax related matters, and Devcon Security has indemnified the Sellers for certain liabilities, all as provided in the Stock Purchase Agreement.
     In the event Devcon or any of the Companies enters into Devcon Security’s standard dealer agreement with Security Dealer Funding Corp. within the six-month period following the closing date of the Stock Purchase Agreement, Devcon is obligated pay the Sellers an amount equal to the product of 16 times the recurring monthly revenue arising under such dealer agreement.
     Prior to closing the Stock Purchase, the Sellers, among other actions, caused the termination of several agreements and the release of encumbrances.

     On November 10, 2005 and in order to obtain necessary funds to complete to the Stock Purchase, Devcon Security and its wholly-owned subsidiary Devcon Security Services, Inc., along with the Companies (collectively the “Borrowers”), entered into a Credit Agreement with CapitalSource Finance LLC, a Delaware limited liability company (as “Agent” and “Lender”), along with other lenders party to the Credit Agreement from time to time (“Lenders”), providing a three-year revolving credit facility in the maximum principal amount of $70,000,000 for the purpose of providing funds for permitted acquisitions, to refinance existing indebtedness, for the purchase and generation of alarm contracts, for the issuance of letters of credit and for other lawful purposes not prohibited by the Credit Agreement. The Borrowers have agreed to secure all of their obligations under the loan documents relating to the Credit Agreement by granting to Agent, for the benefit of Agent and Lenders, a security interest in and second priority perfected lien upon (1) substantially all of their existing and after-acquired personal and real property, and (2) all capital stock owned by each Borrower of each other Borrower. In addition, Devcon pledged to Agent, for the benefit of Agent and Lenders, all of its capital stock of Devcon Security. The interest rate on the outstanding obligations under the Credit Agreement is tied to the prime rate plus a margin as specified therein or, at the Borrowers’ option, to LIBOR plus a margin as specified therein.
     Also, on November 10, 2005 and in connection with the Stock Purchase, the Borrowers entered into a Bridge Loan Agreement with CapitalSource Finance LLC, as lender (“CapitalSource”), providing for a 120-day bridge loan in the principal amount of $8,000,000 for the purpose of the purchase and generation of alarm contracts, the Stock Purchase, and for other lawful purposes not prohibited by the Bridge Loan Agreement. The Borrowers have agreed to secure all of their obligations under the loan documents relating to the Bridge Loan Agreement by granting to CapitalSource a security interest in and first priority perfected lien upon (1) substantially all of their existing and after-acquired personal and real property, and (2) all capital stock owned by each Borrower of each other Borrower. In addition, Devcon pledged to CapitalSource all of its capital stock of Devcon Security as further security for the Borrowers’ obligations under the loan documents relating to the Bridge Loan Agreement. The interest rate on the outstanding obligations under the Bridge Loan Agreement will be the prime rate.
     In connection with the Bridge Loan Agreement, Devcon entered into a Guaranty with CapitalSource, dated as of November 10, 2005 (the “Guaranty”), pursuant to which Devcon guaranteed the payment and performance of the Borrowers’ obligations under the loan documents to the Bridge Loan Agreement as well as all costs, expenses and liabilities that may be incurred or advanced by CapitalSource in any way in connection with the foregoing.
     In both the Credit Agreement and the Bridge Loan Agreement, the Borrowers provided Agent and Lenders (with respect to the Credit Agreement) and CapitalSource (with respect to the Bridge Loan Agreement) with indemnification for liabilities arising in connection with such agreements, representations and warranties, agreements and affirmative and negative covenants including financial covenants as set forth in such agreements.
     The Credit Agreement and the Bridge Loan Agreement are cross-collateralized and cross-defaulted. Some of the events of default under the Credit Agreement, for example, include (a) failure to make principal or interest payments when due and such default continues for three business days, failure to make payments to Agent for reimbursable expenses within ten business days of request, (b) any representation or warranty proves incorrect in any material respect, (c) failure to observe obligations relating to cash management, negative covenants (regarding mergers, investments, loans, indebtedness, guaranties, liens and sale of stock and assets, for example) and financial covenants (regarding a leverage ratio, a fixed charge coverage ratio, capital expenditures not to exceed $1,500,000 of capital expenditures per fiscal year and an attrition ratio of not greater than 11%), (d) defaults under the Bridge Loan Agreement, (e) a default or breach with respect to any indebtedness and certain guaranty obligations in excess of $300,000 individually or $500,000 in the aggregate, (f) certain events related to insolvency or the commencement of bankruptcy proceedings or (g) any change of control, change of management or material adverse effect occurs, as further set forth in the Credit Agreement. Upon an event of default under the Credit Agreement and the Bridge Loan Agreement, CapitalSource, as Agent or bridge loan lender, as the case may be, may avail itself of various remedies including, without limitation, suspending or terminating existing commitments to make advances or immediately demanding payment on outstanding loans, among other remedies available to it under law and equity.
     A copy of the Stock Purchase Agreement, the Credit Agreement, the Bridge Loan

Agreement and the Guaranty referenced above are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and the summary contained in this Form 8-K does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement, the Credit Agreement, the Bridge Loan Agreement and the Guaranty which are incorporated herein by reference.
Item 2.01 Completion of Acquisition or Disposition of Assets
     As the Stock Purchase Agreement, the Credit Agreement, the Bridge Loan Agreement and the Guaranty were signed and closed as of November 10, 2005, the information set forth above in Item 1.01 is hereby incorporated into this Item 2.01 by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The information set forth above in Item 1.01, in particular relating to the Credit Agreement, the Bridge Loan Agreement and the Guaranty, is hereby incorporated into this Item 2.03 by reference.
Item 7.01 Regulation FD Disclosure
     Devcon issued a press release on November 10, 2005, a copy of which is attached as Exhibit 99.1 to this report and incorporated herein by this reference, in which it announced the Stock Purchase Agreement, the Credit Agreement and the Bridge Loan Agreement. The information in the press release shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 and shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits
     The exhibits listed below are filed herewith.

Exhibit
Number	Description
Exhibit 10.1
Stock Purchase Agreement, dated as of November 10, 2005, by and among Topspin Associates, L.P., Bariston Investments, LLC, Sheldon E. Katz, Mike McIntosh, Christopher E. Needham (collectively, the “Sellers”), Bariston Partners, LLC and Topspin Management, LLC (as “Sellers’ Representatives”) and Devcon Security Holdings, Inc.

Exhibit 10.2
Credit Agreement, dated as of November 10, 2005, by and among Devcon Security Holdings, Inc., Devcon Security Services Corp., Coastal Security Company, Coastal Security Systems, Inc. and Central One, Inc., as Borrowers, and CapitalSource Finance LLC, as Agent and Lender.

Exhibit 10.3
Bridge Loan Agreement, dated as of November 10, 2005, by and among, Devcon Security Holdings, Inc., Devcon Security Services Corp., Coastal Security Company, Coastal Security Systems, Inc. and Central One, Inc., Each as a Borrower, and CapitalSource Finance LLC, as Lender.

Exhibit 10.4	Guaranty, dated as of November 10, 2005, between Devcon International Corp. and CapitalSource Finance LLC.

Exhibit 99.1	Press Release of Devcon International Corp., dated November 11, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2005	DEVCON INTERNATIONAL CORP.
	By:	/s/ Stephen J. Ruzika
Stephen J. Ruzika
Chief Executive Officer and President

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